                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            James River Bankshares
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                           JAMES RIVER BANKSHARES, INC.
                               1514 HOLLAND ROAD
                            SUFFOLK, VIRGINIA 23434


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, April 27, 2000


     The Annual Meeting of Shareholders of James River Bankshares, Inc. ("James River") will be held on Thursday, April 27, 2000, at 10:00 a.m., at The Center for Virginia Hospitality, 12205 S. Crater Road, Petersburg, Virginia 23805, for the following purposes:

     (1) To elect ten (10) directors to hold office for a term of one year and until their successors are elected and qualified;

     (2) To act on a proposal to ratify the appointment of Yount, Hyde & Barbour, P.C. as independent auditors for the ensuing year; and

     (3) To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

     Only holders of record of James River common stock as of the close of business on March 10, 2000, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the meeting.

     We direct your attention to the documents submitted with this Notice.



                              By Order of the Board of Directors

                              ------------------------------------------
                              Donald W. Fulton, Jr., Corporate Secretary
Suffolk, Virginia
March 15, 2000



WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING DOCUMENT.

                                PROXY STATEMENT


  This Proxy Statement and the enclosed proxy card ("Proxy") are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of James River Bankshares, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Center for Virginia Hospitality, 12205 South Crater Road, Petersburg, Virginia 23805, at 10:00 a.m., Eastern Time, on Thursday, April 27, 2000, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

  Only shareholders of record at the close of business on March 10, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. This Proxy is being mailed on or about March 15, 2000.

REVOCABILITY OF PROXY

  Execution of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. If your Proxy is properly signed, received by the Company and not revoked by you, the shares to which it pertains will be voted at the Annual Meeting in accordance with your instructions. If a shareholder does not return a signed Proxy, his or her shares cannot be voted by proxy.

SOLICITATION OF PROXIES

  The cost of soliciting Proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586, to assist in the solicitation of Proxies from brokers and nominees for a fee of approximately $750 plus out-of-pocket expenses. First Union National Bank, First Union Customer Information Center, Charlotte, North Carolina 28288-1153, will assist in the counting of proxies. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to the beneficial owners and to secure their voting instructions if necessary. The Company, upon request, will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit Proxies personally, by telephone or by telegram from some shareholders if Proxies are not received promptly, for which no additional compensation will be paid.

VOTING SHARES AND VOTE REQUIRED

  On March 1, 2000, the Company had 4,609,440 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented at the Annual Meeting. Directors are elected by a plurality of votes cast by shareholders at the Annual Meeting. A majority of votes cast is required to ratify the appointment of auditors. Abstentions, broker non-votes, and withheld votes will not be considered "votes cast" based on the Company's understanding of state law requirements and the Company's Articles of Incorporation and Bylaws.

  All shareholder meeting proxies, ballots and tabulations that identify individual shareholders are kept secret and no such document shall be available for examination, nor shall the identity or the vote of any shareholder be disclosed except as may be necessary to meet legal requirements and the laws of Virginia. Votes will be counted and certified by Donald W. Fulton, Jr. and Elizabeth T. Beale, who are employees of the Company and will serve as the Proxy Committee at the Annual Meeting and act as the inspectors of elections.

  Unless specified otherwise, the Proxy will be voted (i) FOR the election of the ten nominees to serve as directors of the Company for a one year term and until their successors are duly elected and qualified, and (ii) FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as independent auditors for 2000. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth information as of March 1, 2000, relating to the beneficial ownership of the Company's Common Stock by (i) each of the Company's directors, nominees to serve as director, and named executive officers who own Common Stock, and (ii) all of the Company's current directors and named executive officers as a group. Except as otherwise set forth below, the Company is not aware of any person or group of affiliated persons who owns more than 5% of the Common Stock of the Company. All of the Company's directors and named executive officers receive mail at the Company's principal executive offices at 1514 Holland Road, Suffolk, Virginia 23434.

                                         Number of Shares                     Percent of
             Name                       Beneficially Owned                Outstanding Shares
-------------------------------  --------------------------------  --------------------------------


John A. Berna(1)                              9,328                               *
Harold U. Blythe                             47,508(2)                           1.03
James E. Butler, Jr.                         57,405(3)                           1.25
James W. Craun, Jr.                          20,645(4)                            *
Bruce B. Gray                               105,186(5)                           2.28
Elmon T. Gray                                73,512(6)                           1.59
Horace R. Higgins, Jr.                        1,994(7)                            *
G. P. Jackson                               161,100(8)                           3.50
Ben P. Kanak                                 75,176(9)                           1.63
John A. Ramsey, Jr.                          51,768(10)                          1.12
Robert E. Spencer, Jr.                       60,896(11)                          1.32
Donald W. Fulton, Jr.                        14,500(12)                           *
Current Directors and                       658,373(13)                         14.15
 Executive Officers as a Group
(11 persons)

---------------------------
*    Less than 1% ownership
(1)  Mr. Berna is not standing for reelection as a director at the Annual
     Meeting.
(2) Includes (i) 24,178 shares owned jointly by Mr. Blythe and his wife, (ii) 75 shares owned by Mr. Blythe's wife, for which Mr. Blythe disclaims beneficial ownership, and (iii) 1,500 shares owned by a family trust for which Mr. Blythe has voting and investment power. Also includes options to purchase 19,430 shares of Common Stock that are currently exercisable, which were granted pursuant to the Company's 1996 Employee Stock Option Plan ("Option Plan").

(3) Includes 4,485 shares owned by Mr. Butler's wife, for which Mr. Butler disclaims beneficial ownership.

(4) Includes (i) 4,193 shares owned jointly by Mr. Craun and his wife and (ii) 2,679 shares either owned by his wife or jointly by his wife and children, for which Mr. Craun disclaims beneficial ownership.

(5) Includes (i) an aggregate of 45,314 shares held in six trusts for which Mr. Bruce Gray and Mr. Garland Gray, II share voting and investment power and
     (ii) an aggregate of 1,602 shares in custodian accounts for which Mr. Bruce Gray and Mr. Garland Gary, II share voting and investment power. Does not include any shares beneficially owned or otherwise described in this Proxy Statement by or with respect to Mr. Elmon T. Gray or by Mr. Garland Gray, II, Mr. Bruce Gray's father and brother, respectively, for which Mr. Bruce Gray disclaims beneficial ownership.

(6) Includes (i) 6,297 shares owned by Mr. Elmon Gray's wife, Pamela B. Gray, and (ii) 63,969 shares owned by various family trusts for which Mr. Elmon Gray shares voting and investment power with Bank of America. Does not include (i) shares owned collectively by Elizabeth Gray Duff, Mr. Elmon Gray's sister, and her husband and various children, (ii) shares owned collectively by Florence Gray Tullidge, Mr. Elmon Gray's sister, and her husband and various children, (iii) shares owned collectively by Mary G. Stettinius, Mr. Elmon Gray's sister, and her husband and various children, or (iv) shares owned collectively by Katharine T. Gray, Mr. Elmon Gray's daughter, and her various children. Also does not include any shares beneficially owned or otherwise described in this Proxy Statement by or with respect to Mr. Bruce Gray or Mr. Garland Gray, II, who are both sons of Mr. Elmon Gray. Mr. Elmon Gray disclaims beneficial ownership of any shares other than the 3,246 shares he owns individually and the 63,969 shares owned by family trusts as described above.

(7) Includes 100 shares owned by Mr. Higgins' wife, for which Mr. Higgins disclaims beneficial ownership.

(8) Includes 1,000 shares owned by Jackson Investments, LLC, for which Mr. Jackson and his son share voting and investment power.

(9) Includes 2,591 shares owned by Mr. Kanak's wife, for which Mr. Kanak disclaims beneficial ownership.

(10) Includes 36,792 shares owned jointly by Mr. Ramsey and his wife and 1,320 shares owned by Mr. Ramsey's wife. Mr. Ramsey disclaims beneficial ownership of the 1,320 shares owned directly by his wife.

(11) Includes options to purchase 13,500 shares of Common Stock that are currently exercisable, which were granted pursuant to the Company's Option Plan.

(12) Includes (i) 5,000 shares owned jointly by Mr. Fulton and his wife and (ii) options to purchase 9,000 shares of Common Stock that are currently exercisable, which were granted pursuant to the Company's Option Plan.

(13) Includes options to purchase 41,930 shares of Common Stock that are currently exercisable, all of which were granted pursuant to the Company's Option Plan.


                       PROPOSAL 1.  ELECTION OF DIRECTORS

  All directors are elected for a one year term and until their successors are duly elected and qualified. The Board of Directors recommends that the following ten nominees be elected as directors: Harold U. Blythe, James E. Butler, Jr., James W. Craun, Jr., Bruce B. Gray, Elmon T. Gray, Horace R. Higgins, Jr., G. P. Jackson, Ben P. Kanak, John A. Ramsey, Jr., and Robert E. Spencer, Jr. Proxies received will be voted for the election of such nominees unless marked to the contrary. A shareholder who desires to withhold voting of the Proxy for all or one or more of the nominees may so indicate on the Proxy. All of the nominees except James W. Craun, Jr. are currently members of the Board of Directors and all nominees, including Mr. Craun, have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, an event which is not anticipated, the Proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

  The following information relates to the ten director-nominees. There are no family relationships among any of the director-nominees, except that Mr. Elmon Gray is the father of Mr. Bruce Gray, nor is there any arrangement or understanding between any director-nominee and any other person pursuant to which the director-nominee was selected.

Information Concerning Director - Nominees and Executive Officers

  Harold U. Blythe, 57, the Company's President and Chief Executive Officer, has been an executive officer and director of the Company since it was initially organized in December 1994. From 1989 until 1997, Mr. Blythe was President and Chief Executive Officer of Bank of Suffolk ("BOS"), one of the Company's wholly owned banking subsidiaries. Mr. Blythe also served as a director of BOS from 1989 until 1997. He is also a member of the Board of Family Finance Corp., the Company's consumer finance subsidiary.

  James E. Butler, Jr., 73, has been a director of the Company since December 1994 and a director of BOS since 1973. Mr. Butler is the Chairman of the Board of Butler Paper Recycling, Inc.

  James W. Craun, Jr., 60, has served as a director of State Bank, one of the Company's wholly owned banking subsidiaries, since 1976. He has also served on a number of government committees for Fauquier County, Virginia. Mr. Craun recently retired after a 38-year career in dairy farming. Mr. Craun is still an active cattle farmer.

  Bruce B. Gray, 46, the Company's Vice-Chairman, has been a director of the Company since December 1994. From 1973 until 1997, he served as a director of James River Bank ("JRB"), one of the Company's wholly owned banking subsidiaries, and served as the Chairman of the Board of JRB from 1993 until 1997. Mr. Bruce Gray is Vice-President of Gray Lumber Co., Gray Land & Timber Co. and Gray Co. Mr. Bruce Gray also is a partner of Grayland Co. and Gray Loblolly Co.

  Elmon T. Gray, 74, has been a director of the Company since December 1994, and served as the Company's Chairman of the Board from 1994 until 1997. Mr. Elmon Gray was a director of JRB from 1949 until 1996, serving as Chairman of the Board from 1977 to 1993. Mr. Elmon Gray has been President of Gray Lumber Co. since 1952 and President of Gray Co. since 1993. He was President of Gray Land & Timber Co. from 1992 until 1993. Mr. Gray is also a partner of Grayland Co. and Gray Loblolly Co.

  Horace R. Higgins, Jr., 52, was elected as a director of the Company in 1998 and has been President of Higgins Trucking Company for over 27 years. Mr. Higgins also served as a director of JRB from 1984 until 1998.

  G. P. Jackson, 73, the Company's Chairman of the Board, has been a director of the Company since December 1994. Mr. Jackson also is currently the Chairman of the Board of BOS and has been a director of BOS since 1967. Mr. Jackson is engaged in real estate rentals and serves as President of G. P. Jackson, Inc., Jackson & Jackson Bros., Inc., Holland & Jackson, Inc. and Suffolk Glass, Inc.

  Ben P. Kanak, 77, has been a director of the Company since 1996. Mr. Kanak is currently Chairman of the Board of Directors of First Colonial Bank ("FCB"), one of the Company's wholly owned banking subsidiaries, a position he has held since 1982. Mr. Kanak has been a director of FCB since FCB was formed in 1972. Mr. Kanak also serves as a member of the Board of Directors of Plant Foods Products, Inc. Mr. Kanak has been an independent farmer since 1942.

  John A. Ramsey, Jr., 70, has been a director of the Company since 1996. Mr. Ramsey has been Chairman of the Board of Directors of James River Bank/Colonial ("Colonial"), one of the Company's wholly owned banking subsidiaries, since 1991, and is a charter director of Colonial, having served as a director since 1971. Mr. Ramsey is a farmer, and is President of Ramsey Brothers, Inc., which farms numerous properties in and around Isle of Wight County, Virginia. He also has been President of Prescription Fertilizer, Inc. since 1991.

  Robert E. Spencer, Jr., 58, has been a director of the Company since 1996. Mr. Spencer is a Senior Vice President of the Company and is responsible for bank investments and asset/liability management, a position to which he was appointed in 1997. Mr. Spencer served Colonial as a director and President and Chief Executive Officer from 1986 until 1997.

  Donald W. Fulton, Jr., 53, is the Company's Senior Vice President and Chief Financial Officer, a position to which he was appointed in January 1998. From 1968 until 1997, Mr. Fulton served as an executive officer of Jefferson Bankshares, Inc. of Charlottesville, Virginia as its Vice President-Investor Relations. Jefferson Bankshares was acquired by Wachovia Corporation on October 31, 1997. From that date through December 31, 1997, Mr. Fulton was employed by Wachovia on merger transition activities pertaining to financial reporting, corporate communications, and corporate securities matters.

Meetings and Committees of the Board of Directors

  The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring approval by the Board of Directors. It also holds special meetings when an important matter requires action by the Board of Directors between scheduled meetings. The Board of Directors held 12 meetings during 1999. In accordance with the Rules of the NASDAQ National Market System, the interdealer quotation system on which the Company's Common Stock trades, Messrs. Butler, Bruce Gray, Elmon Gray, Higgins, Jackson, Kanak and Ramsey are independent directors. If elected, Mr. Craun will also be an independent director. During 1999, each member of the Board of Directors participated in at least 75% of all meetings of the Board of Directors and at least 75% of all meetings of the applicable committees during the period for which he was a director.

  The Board of Directors has established Executive, Audit and Compensation Committees. Messrs. Blythe, Butler, Bruce Gray, Elmon Gray, Jackson, and Spencer currently serve on the Executive Committee. Messrs. Butler, Elmon Gray and Jackson serve on the Compensation Committee. Mr. John Berna, a current director that is not standing for re-election, and Messrs. Bruce Gray and Horace Higgins serve on the Audit Committee. One member of the Board of Directors of each of the Company's subsidiary banks serves the Audit Committee in an advisory capacity. Following the Annual Meeting, Mr. Berna will resign from the Audit Committee and a replacement director will be appointed.

  The Executive Committee is delegated the power, with certain exceptions, of the Board of Directors to act in place of the full Board during all periods between regular meetings of the Board. The Executive Committee met seven times in 1999. The Audit Committee is empowered by the Board of Directors to, among other things, recommend the firm to be employed by the Company as its independent auditor and to consult with such auditor regarding audits and the adequacy of internal accounting controls. The Audit Committee met four times in 1999. The Compensation Committee makes recommendations to the Board of Directors regarding, among other things, (i) the compensation of the Chief Executive Officer, each officer who is also a director of the Company and designated other members of senior management, and (ii) new compensation and stock plans. The Compensation Committee met four times in 1999.

  The Company does not currently have a Nominating Committee. The functions customarily attributable to such a committee are performed by the Board of Directors as a whole. The Company will consider director-nominees recommended by shareholders, although it has not actively solicited recommendations from shareholders for nominees nor has it established any procedure for this purpose for the Annual Meeting other than as set forth in the Company's Articles of Incorporation ("Articles"). Article IV(c)(iii) of the Articles provides that in the case of a nomination to be made by a shareholder of the Company at an annual or special meeting of shareholders, except in the case of a nomination by which proxies are being solicited under applicable regulations of the Securities and Exchange Commission ("SEC"), written notice of the shareholders' intent to make a nomination at a meeting of shareholders must be filed with the Secretary of the Company not later than ten (10) calendar days after the notice to shareholders for the meeting is sent to shareholders, or at least twenty-one
(21) calendar days prior to the date fixed for holding the meeting at which the nomination is intended to be made, whichever is later. Any such notice of an intent to nominate must contain or be accompanied by the following information:
(i) the name and residence of the shareholder of the Company who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of Common Stock of the Company entitled to vote and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) such information regarding each nominee as would have been required to be included in a proxy statement filed under the applicable regulations of the SEC had the Board of Directors of the Company nominated or intended to nominate such nominee, which information must include such nominees' name and address; (iv) a description of all arrangements or understandings among the nominating shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (v) the consent of each nominee to serve as a director of the Company if so elected. If the Company's Chairman of the meeting at which directors are to be elected determines that a nomination by a shareholder was not made in accordance with the procedure set forth above, the nomination will be declared void.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

  The following table presents an overview of executive compensation paid by the Company and its subsidiaries during 1999, 1998 and 1997 to Harold U. Blythe, President and Chief Executive Officer of the Company and to the two other executive officers of the Company whose combined salary and bonus exceeded $100,000 in 1999 (collectively the "Named Executive Officers"). No other executive officer of the Company received combined salary and bonus in excess of $100,000 during 1999.

                           Summary Compensation Table


                                                        Annual                        Long Term
                                                      Compensation                   Compensation
                                          -------------------------------------      --------------
       Name and principal position
-----------------------------------------                                             Securities
                                                                                      Underlying           All Other
                                               Year       Salary($)    Bonus($)       Options(#)        Compensation($)
                                           ------------  -----------  ----------     --------------   -----------------

Harold U. Blythe, President and CEO           1999        $139,968     $ 5,957(1)          0               $11,026(2)
  of the Company                              1998         140,184      16,272(1)          0                12,213(2)
                                              1997         136,224      13,622(1)          0                14,701(2)

Robert E. Spencer, Jr., Senior Vice-          1999         106,104       4,547(1)          0                 8,728(2)
  President - Bank Investments and            1998         106,980      12,838(1)          0                 9,628(2)
  Asset/Liability Management                  1997         104,425(3)   16,082(1)          0                 9,002(2)

Donald W. Fulton, Jr., Senior Vice            1999         101,040       4,335(1)          0                 8,323(2)
   President and Chief Financial Officer      1998         102,000      12,240(1)     22,500(5)             20,456(6)
    (4)

_________________

(1) Paid pursuant to the Company's Cash Bonus Program. See "--Cash Bonus Program" below.
(2)  Consists of Company contributions to 401(k) and Profit Sharing Plan.
(3)  Includes $24,012 of director fees paid by the Company and Colonial.
(4)  Mr. Fulton joined the Company in January 1998.
(5) Options granted pursuant to the 1996 Employee Stock Option Plan. See "-- 1996 Employee Stock Option Plan" below.
(6) Consists of $15,754 of relocation and moving expenses and $4,702 of Company contributions to 401(k) and Profit Sharing Plan.

Fiscal Year End Options Table

  No stock options were granted to the Named Executive Officers during the fiscal year ended December 31, 1999. The table below sets forth information regarding (i) stock options exercised in 1999 by the Named Executive Officers and (ii) exercisable and unexercisable stock options held as of December 31, 1999, by the Named Executive Officers, all of which were granted pursuant to the Company's 1996 Employee Stock Option Plan.

                                                                         Number of Securities             Value of Unexercised
                                                                        Underlying Unexercised            In-The-Money Options
                                                                    Options at Fiscal Year-End (#)     at Fiscal Year-End ($)(1)
                                                                    ------------------------------  --------------------------------
                           Shares Acquired
Name                      Upon Exercise (#)    Value Realized ($)    Exercisable    Unexercisable    Exercisable     Unexercisable
-----------------------   ----------------   --------------------  -------------  ---------------  --------------  ----------------

Harold U. Blythe                428               $1,151(2)             19,430          15,000           --(3)             --(3)
Robert E. Spencer, Jr.          ---                  ---                13,500           9,000           --(3)             --(3)
Donald W. Fulton, Jr.           ---                  ---                 9,000          13,500           --(4)             --(4)

____________
(1) The closing sale price of the Company's Common Stock on NASDAQ/NMS ("Closing Price") on December 31, 1999 was $11.625 per share.
(2) The Closing Price on the date of exercise, May 6, 1999, was $16.25 per share and the exercise price of the option shares was $13.56 per share.
(3)  The exercise price of these options is $13.56 per share.
(4)  The exercise price of these options is $21.45 per share.

Compensation of Directors

  Directors of the Company who are also employees of the Company or its subsidiaries do not receive director fees. Under the Company's standard fee schedule, non-employee directors who serve on the Executive Committee are paid a fee of $1,500 per month and non-employee directors who do not serve on the Executive Committee are paid a fee of $1,000 per month. The Chairman of the Board of the Company, who serves on the Executive Committee, typically is paid a fee of $1,700 per month. Directors also receive annual retainers and monthly fees for serving on the Boards of the Company's subsidiary banks. The fees are based on the asset sizes of those banks. Standard fees are payable in accordance with the following schedule:


ASSETS:                                             $ 0-50       $51-100      $101-150     $151-200
                                                  -------------------------------------------------
FEES:                                                            (dollars in millions)
                                                  -------------------------------------------------
Annual retainer payable monthly                     $2,400       $3,000       $3,600         $4,200
Monthly board meeting:                                 100          150          200            250
Board chairman per board meeting                       150          200          250            300
Committee meeting                                       50           75          100            125


  Effective July 1, 1999, the Company's Board of Directors voted temporarily to reduce director fees for the purpose of minimizing operating costs. Under this fee reduction plan, which is still in effect, director fees for the members of the Company's Board of Directors have been reduced by $500 per month. Monthly board meeting director fees for subsidiary banks with less than $100 million in assets have been reduced by $75 per month and monthly board meeting director fees for subsidiary banks with more than $100 million in assets have been reduced by $125 per month. The Board retains the discretion to re-institute standard director fees at such time as it deems appropriate.

  In addition to the fees payable above, Mr. Jackson also receives $600 per month from BOS, of which he is Chairman of the Board, for appraisal review services. Directors of the Company currently have the option of receiving registered shares of Common Stock of the Company in lieu of receiving cash payments for director fees.

Executive Officer Employment Agreements

  Harold U. Blythe, a director and the President and Chief Executive Officer of the Company, is currently compensated pursuant to an Employment Agreement ("Blythe Employment Agreement") that was entered into in June 1995 in connection with the capitalization and formation of the Company by BOS and JRB. The Blythe Employment Agreement has a term of seven years, commencing on July 1, 1995. In 1995, the Compensation Committee of the Board of Directors ("Compensation Committee") established an initial annual salary of $109,200 under the Blythe Employment Agreement which can be adjusted periodically, provided that no adjustment can be made that would provide for a salary lower than the initial annual salary of $109,200. Mr. Blythe's current annual salary under the Blythe Employment Agreement is $147,240. The Blythe Employment Agreement provides that in the event of a change of control of the Company following which Mr. Blythe is not given reasonably equivalent, acceptable duties and responsibilities as he had prior to the change of control, Mr. Blythe may be terminated or resign, and, in either such case, Mr. Blythe is entitled to receive 2.99 times his annual base compensation then being paid to him pursuant to the Blythe Employment Agreement. In the event the Company terminates Mr. Blythe's employment without cause, and provided that Mr. Blythe does not thereafter compete with the Company, the Blythe Employment Agreement provides that Mr. Blythe will receive his regular compensation for a period of one year following termination, or during the remaining term of the agreement, whichever is less.

  Effective May 1, 1996, the Company and Mr. Blythe entered into a deferred compensation agreement ("Blythe Deferred Agreement"). The Blythe Deferred Agreement provides for the payment of certain retirement, death and disability benefits. The retirement benefit is payable if Mr. Blythe retires at any time after the age of 60. Thereafter, the Company will pay Mr. Blythe or his beneficiaries a base monthly benefit of $2,000 per month for 120 consecutive months. The monthly payment is subject to upward or downward adjustment based on cost of living increases or decreases. In the event that Mr. Blythe dies before his retirement date, the Company will pay $5,000 per month for 120 consecutive months to Mr. Blythe's designated beneficiary. In the event Mr. Blythe's employment with the Company terminates prior to retirement as a result of disability, the Company will pay Mr. Blythe a disability benefit of $3,166 per month. The disability benefit will continue throughout the period of disability or until Mr. Blythe reaches age 60, at which time Mr. Blythe will commence receiving the retirement benefit described above. Finally, in the event Mr. Blythe terminates his employment with the Company for any reason other than death or disability prior to attaining age 60, the Company will pay Mr. Blythe a lump sum termination benefit. Commencing May 1, 1998, the termination benefit was $25,000 and increases by $25,000 on May 1 of each year thereafter for a total of a $100,000 termination benefit should Mr. Blythe terminate employment under the conditions described in the preceding sentence between May 1, 2001 and April 30, 2002. After May 1, 2002, Mr. Blythe is eligible for full retirement benefits. Mr. Blythe's deferred compensation arrangement is funded by a life insurance policy on the life of Mr. Blythe for which the Company pays premiums and is the beneficiary.

  The Company has also entered into an employment agreement with Robert E. Spencer, Jr. ("Spencer Employment Agreement"). The Spencer Employment Agreement has an initial five year term that commenced in 1996. The Company is currently paying Mr. Spencer a base salary of $112,368 under the Spencer Employment Agreement. If Mr. Spencer is terminated without cause, the Spencer Employment Agreement provides that he will continue to receive his salary for a period of one year following termination of employment. The Spencer Employment Agreement also contains a change of control provision that is the same as that provided for in the Blythe Employment Agreement.

  Effective September 1, 1998, the Company and Mr. Spencer entered into a deferred compensation agreement ("Spencer Deferred Agreement"). The Spencer Deferred Agreement provides for the payment of certain retirement, death and disability benefits. The retirement benefit is payable if Mr. Spencer retires any time after the age of 62. Thereafter, the Company will pay Mr. Spencer or his beneficiaries a base monthly benefit of $2,000 per month for 120 consecutive months. The monthly payment is subject to upward or downward adjustment based on cost of living increases or decreases. In the event Mr. Spencer dies before his retirement date, the Company will pay $5,000 per month for 120 consecutive months to Mr. Spencer's designated beneficiary. In the event Mr. Spencer's employment terminates prior to retirement as a result of disability, the Company will pay Mr. Spencer a disability benefit of $3,000 per month. The disability benefit will continue throughout the period of disability or until Mr. Spencer reaches age 62, at which time Mr. Spencer will commence receiving the retirement benefit described above. Finally, in the event Mr. Spencer terminates his employment with the Company for any reason other than death or disability prior to attaining age 62, the Company will pay a lump sum termination benefit. Commencing September 1, 2000, the termination benefit is $50,000 and increases by $25,000 on September 1 for each year thereafter for a total of a $100,000 termination benefit should Mr. Spencer terminate employment under the conditions described in the preceding sentence between September 1, 2002 and August 31, 2003. After September 1, 2003, Mr. Spencer is eligible for full retirement benefits. Mr. Spencer's deferred compensation agreement is funded by a life insurance policy on the life of Mr. Spencer for which the Company pays the premiums and is the beneficiary.

  On January 1, 1998, the Company entered into an Employment Agreement with Donald W. Fulton, Jr. ("Fulton Employment Agreement"), pursuant to which Mr. Fulton serves as the Company's Senior Vice President and Chief Financial Officer. The initial term of the Fulton Employment Agreement was one year with successive one year renewals upon the mutual agreement of the Company and Mr. Fulton. The Fulton Employment Agreement was extended for a third one year term on January 1, 2000. Under the Fulton Employment Agreement, Mr. Fulton's base salary is currently $109,056. Pursuant to the Fulton Employment Agreement, the Company also granted Mr. Fulton options to purchase 22,500 shares of Common Stock at an exercise price of $21.45 per share. The Fulton Employment Agreement contains termination of employment and change of control provisions similar to those contained in the Blythe Employment Agreement.

  The Company and Mr. Fulton entered into a deferred compensation agreement ("Fulton Deferred Agreement") on September 1, 1998. The Fulton Deferred Agreement contains similar terms and provisions as those described above with respect to the Spencer Deferred Agreement. In the event Mr. Fulton terminates his employment for any reason other than death or disability prior to reaching age 62, the Company will pay a lump sum termination benefit. Commencing January 1, 2003, the termination benefit is $50,000 and increases $15,000 on January 1 for each year thereafter for a total of a $125,000 termination benefit should Mr. Fulton terminate employment under the conditions described in the preceding sentence between January 1, 2008 and October 31, 2008. After October 31, 2008, Mr. Fulton is eligible for full retirement benefits.

Compensation Committee Interlocks and Insider Participation

  No member of the Company's Compensation Committee was an officer or employee of the Company during 1999. During 1999, no executive officer of the Company served as a member of the Compensation Committee of another entity, nor did any executive officer of the Company serve as a director of another entity, one of whose executive officers served on the Company's Compensation Committee.

Compensation Committee Report Concerning Compensation of Certain Executive Officers

  This report describes the Company's executive officer compensation strategy, the components of the compensation program and the manner in which the 1999 compensation determinations were made for the Company's President and Chief Executive Officer, Harold U. Blythe, and the Company's other executive officers (collectively "Executive Officers").

  In addition to the information set forth above under "Executive Compensation," the Compensation Committee is required to provide shareholders a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting the Company's Executive Officers. In fulfillment of this requirement, the Compensation Committee, at the direction of the Company's Board of Directors, has prepared the following report for inclusion in this Proxy Statement. None of the members of the Compensation Committee are executive officers or employees of the Company.

Compensation Philosophy

  The compensation of the Company's Executive Officers is designed to attract, retain, motivate and reward qualified, dedicated executives, and to directly link compensation with (i) the Executive Officer's previous and anticipated performance, (ii) the contributions and responsibilities of the Executive Officer to the Company and (iii) the Company's profitability. None of these three factors is given more relative consideration than any other. The principal components of an Executive Officer's compensation package in 1999 were
(i) a base salary at a stated annual rate, together with certain other benefits as may be provided from time to time, and (ii) discretionary cash bonuses. See " - Bonus Program" below. Historically, the Compensation Committee also has made stock option awards to the Company's Executive Officers pursuant to the Company's 1996 Employee Stock Option Plan. The Compensation Committee did not make any stock option awards in 1999.

Employment Agreements

  The Company has entered into Employment Agreements with certain Executive Officers as described below. The Compensation Committee believes that written employment agreements are necessary to attract and retain a quality management team and are consistent with the Company's compensation philosophy.

  Harold U. Blythe, the Company's current President and Chief Executive Officer, is employed pursuant to an employment agreement with the Company. The specific terms of Mr. Blythe's Employment Agreement are set forth in this Proxy Statement under the heading "- Executive Officer Employment Agreements" above. The form of Mr. Blythe's employment agreement was negotiated and agreed upon by BOS and JRB in connection with the capitalization and formation of the Company in June 1995. However, the form of the employment agreement did not provide a specific salary. During 1999, Mr. Blythe's base salary under his employment agreement was $142,968. However, as part of the cost cutting measures discussed under "Compensation of Directors" above, effective July 1, 1999, Mr. Blythe agreed to a salary reduction of $500 per month. Accordingly, the total salary paid to Mr. Blythe under his employment agreement in 1999 was $139,968. The Compensation Committee has established a base salary of $147,240 for Mr. Blythe for 2000.
The Compensation Committee has established Mr. Blythe's base salary based on his employment duties and responsibilities and the relative contributions he is anticipated to make to the Company.

  The Company has also entered into written employment agreements with Robert E. Spencer, Jr., the Company's Senior Vice-President - Bank Investments and Asset/Liability Management and Donald W. Fulton, Jr., the Company's Senior Vice-President and Chief Financial Officer. During 1999, Mr. Spencer's base salary was $109,104 and Mr. Fulton's base salary was $104,040. Similar to Mr. Blythe, however, each of these executive officers agreed to a $500 per month reduction in base salary, effective July 1, 1999. Accordingly, Mr. Spencer's paid base salary in 1999 was $106,104 and Mr. Fulton's paid base salary in 1999 was $101,040. The Compensation Committee has established a base salary of $112,368 for Mr. Spencer in 2000 and a base salary of $109,056 for Mr. Fulton in 2000. The Compensation Committee has established these base salaries based on each Executive Officers' employment duties and responsibilities and relative contributions they are anticipated to make to the Company.

  As also described above in this Proxy Statement under the heading "- Executive Officer Employment Agreements," the Company has entered into deferred compensation agreements with Messrs. Blythe, Spencer and Fulton. The Compensation Committee believes that the deferred compensation arrangements with these Executive Officers are consistent with the Company's compensation philosophy.

  In addition to Executive Officers identified above, the Company has entered into employment agreements with certain other executive officers of the Company's subsidiaries. The Company does not currently award employment agreements to executive officers of subsidiaries below the Chief Executive Officer level.

Bonus Program

  In 1999, the Compensation Committee adopted specific criteria and parameters for awards of cash bonuses to Executive Officers, including certain executive officers of the Company's subsidiaries. Under the Company's cash bonus program ("Bonus Program"), bonuses are paid as a percentage of base salary. The percentage of salary awarded as a bonus is in turn based on the Company's net after-tax income. Bonus awards for executive officers of subsidiaries are scaled in accordance with each subsidiary's contribution to Company profits.

  The Bonus Program currently provides that, absent special circumstances, annual salary adjustments will be limited to cost of living increases. In addition, the maximum potential bonus under the Bonus Program currently is 30% of base salary. The specific criteria, terms and conditions of the Bonus Program are subject to adjustment at any time by the Compensation Committee. For 1999, a total of $252,031 in cash bonuses was awarded under the Bonus Program. The chart below sets forth information regarding the cash bonuses for 1999 received by the Named Executive Officers:

Name                                         Bonus                   % of 1999 Base Salary(1)
--------------------------               ----------------            ------------------------

Harold U. Blythe                            $5,957                             4.17%

Robert E. Spencer, Jr.                      $4,547                             4.17%

Donald W. Fulton, Jr.                       $4,335                             4.17%

____________
(1)  Percentage calculations do not give effect to the voluntary salary
                                ---
     reductions implemented July 1, 1999, which are discussed above.

1996 Employee Stock Option Plan

  During 1995, the Board and the Compensation Committee studied and considered means by which the Company could award and compensate key employees of the Company in a manner that would align closely the interests of such key employees with the interests of the Company's shareholders. In furtherance of this goal, the Board adopted the 1996 Employee Stock Option Plan ("Option Plan"), which was approved by the Company's shareholders at the 1996 Annual Meeting. The purpose of the Option Plan is to support the business goals of the Company and to attract, retain and motivate management officials of high caliber by providing incentives that will, through the award of options to acquire the Company's Common Stock, associate more closely the interests of Executive Officers and key employees of the Company with the interests of the Company's shareholders. Participation is limited to Executive Officers and other key employees of the Company who are in positions in which their decisions, actions and efforts significantly contribute to the success of the Company. The Compensation Committee did not grant any stock options pursuant to the Option Plan in 1999.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

  Section 162(m) of the Internal Revenue Code ("162(m)") precludes the Company from taking a deduction for compensation in excess of $1 million for the Chief Executive Officer or certain of its other highest paid officers. Certain performance based compensation, however, is specifically exempt from the deduction limit. The Compensation Committee has considered 162(m) and has determined that 162(m) will not impact the Company in 2000 because it is not anticipated that compensation in excess of $1 million will be paid to any employee of the Company. However, in adopting the Option Plan, the Board and Compensation Committee duly considered Section 162(m) and structured it to satisfy the performance based compensation exemptions under 162(m).

                             - James E. Butler, Jr.
                             - Elmon T. Gray
                             - G. P. Jackson

  THE PRECEDING "COMPENSATION COMMITTEE REPORT CONCERNING COMPENSATION OF CERTAIN EXECUTIVE OFFICERS," AND THE STOCK PERFORMANCE GRAPH BELOW, SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENTS SO FILED.

Company Stock Price Performance

  The following graph shows a comparison of cumulative total shareholder returns for (i) the Company, (ii) the NASDAQ Stock Market (US) and (iii) NASDAQ Bank Stocks from the period June 29, 1995, the date the Company became subject to the reporting requirements of the Securities Exchange Act of 1934, through December 31, 1999. The total shareholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the NASDAQ Stock Market (US) and NASDAQ Bank Stocks.


            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
               NASDAQ STOCK MARKET (US), AND NASDAQ BANK STOCKS*




                                 Base Period    Return      Return         Return         Return        Return
                                   June 29,    December    December       December       December      December
                                     1995        1995        1996           1997            1998          1999



---James River Bankshares, Inc.      100         119.03     107.25         172.70         145.32         99.85
---NASDAQ Stock Market (US)          100         122.59     150.83         184.82         260.43        470.49
---NASDAQ Bank Stocks                100         128.49     169.65         284.04         282.08        271.13

____________________
*$100 invested on 6/29/95 in stock or index, including reinvestment of dividends.

Certain Relationships and Related Transactions

  The directors and executive officers of the Company and its banking subsidiaries, and their family members and certain business organizations and individuals associated with each of them, have been customers of the Company's various subsidiary financial institutions with which they are affiliated, have had normal banking transactions, including loans, with them, and are expected to continue to do so in the future. As of December 31, 1999, the Company's banking subsidiaries had aggregate direct and indirect loans to the directors and executive officers of the Company and its banking subsidiaries totaling approximately $13.33 million, which represented approximately 26% of the Company's shareholders' equity as of that date. Each of these transactions was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who beneficially own more than 10% of a registered class of equity securities of the Company to file initial reports of ownership (Forms 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the SEC and NASDAQ. Such persons are also required under the rules and regulations promulgated by the SEC to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all reporting requirements under Section 16(a) for 1999 were met in a timely manner by its directors, officers and greater than 10% beneficial owners.

               PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors has selected and approved Yount, Hyde & Barbour, P.C. ("Yount, Hyde & Barbour") as the firm of independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2000, and the Board of Directors desires that such appointment be ratified by the Company's shareholders. Yount, Hyde and Barbour also audited the Company's financial statements for the fiscal year ended December 31, 1999.

  On January 28, 1999, the Company's board of directors voted to engage Yount, Hyde & Barbour as independent public accountants to audit the Company's financial statements for the fiscal year ending December 31, 1999, to replace the firm of Goodman & Company, L.L.P. ("Goodman & Company"), the independent public accountants engaged to audit the Company's financial statements as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998.

  Consistent with the Company's policies, the Company conducted a bidding process to select the independent public accountants to audit the Company's financial statements for the fiscal year ending December 31, 1999. The Company's Audit Committee received bids from several independent public accounting firms including Goodman & Company. After reviewing the proposals, the Audit Committee selected Yount, Hyde & Barbour, and this selection was approved by the Company's Board of Directors.

  During the two fiscal years ending December 31, 1998 and the subsequent interim period preceding the engagement of Yount, Hyde & Barbour, there were no disagreements with Goodman & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Goodman & Company would have caused that firm to make reference in connection with its report to the subject matter of the disagreement or any reportable events.

  Goodman & Company did not resign or decline to stand for reelection. Upon selection of Yount, Hyde & Barbour, the Company dismissed Goodman & Company with respect to the audit of the Company's financial statements for periods beginning with the fiscal year ending December 31, 1999 and thereafter. Goodman & Company's report on the Company's financial statements as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, contained no adverse opinion or disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles.

  At the Annual Meeting, a representative of Yount, Hyde & Barbour will be present, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

OTHER MATTERS

  The Board of Directors does not know of any matters that will be presented for action at the Annual Meeting other than those described above or matters incident to the conduct of the Annual Meeting. If, however, any other matters not presently known to management should come before the Annual Meeting, it is intended that the shares represented by the Proxy will be voted on such matters in accordance with the discretion of the holders of such Proxy.

SUBMISSION OF PROPOSALS FOR 2001

  The next Annual Meeting of Shareholders will be held on or about April 26, 2001. Any Shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company's proxy statement must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than November 15, 2000. The deadline for Shareholders to notify the Company of non-Rule 14a-8 matters that may be raised for consideration at the next Annual Meeting is January 30, 2001. In addition, the Company's Articles of Incorporation contain provisions that govern shareholder nominations of director candidates. See "Proposal 1. Election of Directors - Meetings and Committees of the Board of Directors" above. All such proposals and notifications should be sent to Harold U. Blythe, President and Chief Executive Officer, at 1514 Holland Road, Suffolk, Virginia 23434.

GENERAL

  The Company's 1999 Annual Report to Shareholders accompanies this Proxy Statement. The 1999 Annual Report to Shareholders does not form any part of the material for the solicitation of proxies. Upon written request, the Company will provide shareholders with a copy of its Annual Report on Form 10-K for the year ended December 31, 1999 (the "Form 10-K"), as filed with the Securities and Exchange Commission, without charge. Please direct written requests for a copy of the Form 10-K to: Harold U. Blythe, President and Chief Executive Officer, at 1514 Holland Road, Suffolk, Virginia 23434.

             PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY

                       By Order of the Board of Directors


                                 March 15, 2000

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR Annual Meeting of Shareholders to be Held Thursday, April 27, 2000

     The undersigned, having received the Notice of Annual Meeting of the Shareholders and Proxy Statement dated March 15, 2000, hereby appoints G.P. Jackson and Harold U. Blythe (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and note, as directed below, all the shares of the Common Stock of James River Bankshares, Inc. held of recovery the undersigned on March 10, 2000, at the Annual Meeting of Shareholders to be held on April 27, 2000, and any adjournment thereof.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND 2


1.  ELECTION OF DIRECTORS
    [ ] For all nominees listed (except as indicated to the contrary)     [ ] WITHHOLD AUTHORITY to vote
                                                                             for all nominees listed

 Harold U. Blythe, James E. Butler, Jr., James W. Craun, Jr., Bruce B. Gray,
     Elmon T. Gray, Horace R. Higgins, Jr., G. P. Jackson, Ben P. Kanak,
                  John A. Ramsey, Jr., Robert E. Spencer, Jr.

        (INSTRUCTIONS: To withhold authority to vote for any individual nominee write the nominee's name on the line provided below.)

-------------------------------------------------------------------------------

2. TO RATIFY the appointment by the Board of Directors of Yount, Hyde & Barbour, P.C. and James River Bankshares, Inc.'s independent auditors for the year ending December 31, 2000.

        [ ]  FOR                 [ ] AGAINST             [ ] ABSTAIN

     IN THEIR DISCRETION, on such other matters as may properly come before the meeting or, if any nominee listed in Proposal 1, is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy is revocable at any time prior to its exercise. This proxy, when properly executed, will be voted as directed. Where no direction is given, this proxy will be voted for Proposals 1 and 2.

                         Please sign your names(s) exactly as they appear hereon. If signer is a corporation, please sign the full corporate name by duly authorized
                         officer. If an attorney, guardian, administrator. If an attorney, guardian, administrator, executor, or trustee, please give full title as such. If a limited liability company or partnership, sign in limited liability company or partnership name by authorized person.
                         Date:___________________________________________ 2000
                         ____________________________________________________
                         ____________________________________________________
                         Please complete, date, sign and return this proxy promptly in the accompanying envelope.